UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 28, 2009

HERBST GAMING, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-71044	88-0446145
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3440 West Russell Road, Las Vegas, NV  89118
(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 889-7695

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  Entry into a Material Definitive Agreement.

As previously disclosed, Herbst Gaming, Inc. (the “Company”) and certain of its subsidiaries (the “Subsidiary Guarantors”) are parties to a letter agreement (the “Lockup Agreement”), originally with (i) lenders (the “Consenting Lenders”) holding, in the aggregate, approximately 68% in amount of all of the outstanding claims under the Company’s Second Amended and Restated Credit Agreement, dated as of January 3, 2007, as amended; (ii) Messrs. Edward J. Herbst, Timothy P. Herbst and Troy D. Herbst, in their capacities as equity holders of the Company; and (iii) Terrible Herbst, Inc. and certain of its affiliates, in their capacities as parties to agreements with the Company and/or the Subsidiary Guarantors (the “THI Parties”).  In the Lockup Agreement, the parties thereto agreed to support a restructuring of the Company and the Subsidiary Guarantors pursuant to a joint plan of reorganization (the “Proposed Plan”) under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in accordance with the terms set forth in the Lockup Agreement.  Consistent with the Lockup Agreement, the Company and the Subsidiary Guarantors filed voluntary petitions for relief (the “Chapter 11 Cases”) under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Nevada, Northern Division (the “Bankruptcy Court”).

The Lockup Agreement provided for automatic termination if a disclosure statement with respect to the Proposed Plan was not approved by the Bankruptcy Court by May 21, 2009 (which approval did not occur by May 21, 2009), unless the THI Parties and requisite Consenting Lenders waived such requirement within five business days.  As previously disclosed, the THI Parties advised the Company and the Consenting Lenders that they did not intend to waive the requirement.

On May 28, 2009, the Company and the requisite Consenting Lenders agreed to an extension and modification of the Lockup Agreement as between the Company and the Consenting Lenders.  The principal terms of the extension and modification agreement are, among other things, that (i) the Consenting Lenders and the Company waive the condition that the Bankruptcy Court approve a disclosure statement by May 21, 2009, as well as the automatic termination of the Lockup Agreement that would otherwise occur as a result of the failure of that condition or as a result of the THI Parties’ refusal to waive that condition; and (ii) the modified Lockup Agreement will automatically terminate if the Company fails to file a disclosure statement and plan of reorganization acceptable to the requisite Consenting Lenders on or before June 15, 2009; which, in order to constitute a plan of reorganization acceptable to the requisite Consenting Lenders, will no longer contain any equity ownership of the Company’s slot route business by the THI Parties or address any modifications to existing agreements between the THI Parties and the Subsidiary Guarantors. Except as specifically modified, the terms of the original Lockup Agreement remain in effect as between the Company and the Consenting Lenders. The Company and the Consenting Lenders are preparing a modification to the Lockup Agreement to reflect the agreement.

ITEM 2.04  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The Company is party to indenture agreements (the “Indentures”) under which the Company’s 8 1/8% senior subordinated notes due 2012 and the Company’s 7% senior subordinated notes due 2014 were issued.  As previously disclosed, the Company is in default under the Indentures.  Due to the occurrence and continuation of events of default, the amounts outstanding under the Indentures, an aggregate of approximately $330 million in principal amount, are immediately due and payable, subject to an automatic stay of any action to collect, assert or recover a claim against the Company, based on the filing of the Chapter 11 Cases.

Each of the Indentures contains a covenant by the Company that the Company will maintain two independent directors on its board of directors (the “Board”) at all times, with grace periods allowed after the resignation of an independent director.  As discussed below under Item 5.02, one of the Company’s two independent directors, Mr. John N. Brewer, has resigned from the Board effective May 31, 2009.  If the Company does not replace Mr. Brewer with another independent director with the 90 day grace period, the Company will be in breach of those covenants, unless a nominee is undergoing review by applicable gaming authorities.  If not cured by the Company after a prescribed notice period, such a breach could result in another event of default under each of the Indentures, in addition to the events of default previously disclosed by the Company, including in the Company Annual Report on Form 10-K for the period ending December 31, 2008.

ITEM 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. John N. Brewer has resigned from the Board effective May 31, 2009.  Mr. Brewer advised the Company that due to policies of the law firm he joined as of June 1 2009 he was unable to continue as a director.  He was a member of the Company’s Audit Committee.  The Company intends to replace Mr. Brewer as a member of the Audit Committee.

Mr. Brewer’s letter of resignation delivered to the Company on May 26, 2009 is attached hereto as Exhibit 17.1.

ITEM 9.01  Financial Statements and Exhibits.

(d) Exhibits

17.1  Letter of resignation dated May 26, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERBST GAMING, INC.

Date: June 1, 2009	By:	/s/ Mary E. Higgins
Mary E. Higgins
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
17.1*	Letter of resignation dated May 26, 2009.